EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of CTI BioPharma Corp. on Form S-8 of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated March 2, 2017, with respect to our audits of the consolidated financial statements and the related consolidated financial statement schedule of CTI BioPharma Corp. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and our report dated March 2, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of CTI BioPharma Corp. as of December 31, 2016 appearing in the Annual Report on Form 10-K of CTI BioPharma Corp. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP
San Francisco, CA
June 23, 2017

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